UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2017

HotApp International Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-194748	47-4742558
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 210 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(301) 971-3940
N/A
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Lum Kan Fai as Chief Executive Officer and President

Effective as of December 1, 2017, Mr. Lum Kan Fai (“Vincent”) voluntarily resigned as Chief Executive Officer (“CEO”) and President of HotApp International Inc. (the “Company”). Mr. Lum, who has served as a member of the Company’s Board of Directors since June 14, 2015, has been appointed as Vice Chairman of the Company’s Board of Directors.

Appointment of Lee Wang Kei as Chief Executive Officer

Effective as of December 1, 2017, the Company appointed Mr. Lee Wang Kei (“Nathan”) as the Company’s CEO.

Mr. Lee, age 27, has served as the Company’s Chief Technology Officer (“CTO”), since June 21, 2017, and will continue to serve as CTO while serving as CEO. Mr. Lee has served as a System Architect for the Company since August of 2015, where he has helped lead the Company’s software development, and from April of 2015 to July of 2015, Mr. Lee served as a Consultant to the Company. Prior to joining the Company, Mr. Lee served as Software Project Manager for Appcraft Asia from 2014-2015 and served as Software Architect for myFunboxx from 2012-2014.

At the present time, Mr. Lee has an employment agreement with the Company’s subsidiary HotApp International Limited in Hong Kong, but has no employment agreement with the Company. Pursuant to his current agreement, Mr. Lee is presently paid HK$25,000 (approximately U.S. $3,200) per month and is eligible for a bonus based on performance.

Appointment of Chan Heng Fai as Executive Chairman

The Company has appointed Mr. Chan Heng Fai as Executive Chairman of the Company’s Board of Directors. Mr. Chan presently serves as Chairman of the Company, and has previously served as the Company’s Chief Executive Officer. The Company’s Board of Directors has granted the Executive Chairman to execute certain agreements on behalf of the Company, except where such authority has otherwise been delegated or otherwise directed by the Board, and to act on behalf of the Company in the absence of the CEO.

Mr. Chan, age 73, has served as a member of the Company’s Board of Directors since October of 2014 and served as the Company’s CEO from December of 2014 until June of 2017. Mr. Chan is an expert in banking and finance, with years of experience in these industries. He has also restructured 35 companies in various industries and countries in the past 40 years. Mr. Chan serves as the CEO of Singapore eDevelopment, Limited, a limited company listed on the Catalist of the Singapore Exchange Securities Trading Limited. He was appointed director of Singapore eDevelopment, Ltd. on March 1, 2014. He is also Non-Executive Director of ASX-listed bio-technology company Holista Colltech Ltd. Fai H. Chan has served as a member of the Board of Directors of SeD Intelligent Home Inc. since January of 2017. From 1992 until 2015, Mr. Chan has also served as Managing Chairman of HKSE-listed Heng Fai Enterprises Limited, now known as ZH International Holdings, Ltd. He also served as director of Global Medical REIT Inc. (NYSE: GMRE) from 2013 until 2015 and as director of American Housing REIT Inc. from 2013 to 2015. Mr. Chan was also formerly (i) the Managing Director of SGX Catalist-listed SingHaiyi Group Ltd, which under his leadership, transformed from a failing store-fixed business provider with net asset value of less than S$10 million into a property trading and investment company and finally to a property development company with net asset value over S$150 million before Mr. Chan ceded controlling interest in late 2012; (ii) the Executive Chairman of China Gas Holdings Limited, a formerly failing fashion retail company listed on SEHK which, under his direction, was restructured to become one of a few large participants in the investment in and operation of city gas pipeline infrastructure in China; (iii) a director of Global Med Technologies, Inc., a medical company listed on NASDAQ engaged in the design, development, marketing and support information for management software products for healthcare-related facilities; (iv) a director of Skywest Ltd, an ASX-listed airline company; and (v) the Chairman and Director of American Pacific Bank.

Mr. Chan is not compensated by the Company. He is compensated by Singapore eDevelopment Limited, our majority shareholder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HotApp International Inc.

Date: December 5, 2017	By:	/s/ Conn Flanigan
Name: Conn Flanigan
Title: Director